SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                 ROCKSHOX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                      ----
                                      ROCK
                                      ----
                                      SHOX
                                      ----

                               401 Charcot Avenue
                           San Jose, California 95131


                         ------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be held on August 24, 1999
                         ------------------------------


To the Stockholders of ROCKSHOX, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of ROCKSHOX, INC., a Delaware corporation (the "Company"), will be held on Tuesday, August 24, 1999, at 10:00 a.m. local time, at the Company's headquarters located at 401 Charcot Avenue, San Jose, California 95131, for the following purposes:

     1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.


     2. To ratify the selection of PricewaterhouseCoopers as the Company's independent public accountants for the fiscal year ending March 31, 2000.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors of the Company has fixed the close of business on June 28, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.


                                           By Order of the Board of Directors



                                           Gary Patten
                                           Executive Vice President,
                                           Chief Financial Officer and Secretary

San Jose, California
July 29, 1999

================================================================================

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

================================================================================

                                 ROCKSHOX, INC.
                               401 Charcot Avenue
                           San Jose, California 95131

                         ------------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 to be held on
                                 August 24, 1999


General

     This Proxy Statement is furnished to stockholders of ROCKSHOX, INC., a Delaware corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, August 24, 1999, at 10:00 a.m. at the Company's headquarters located at 401 Charcot Avenue, San Jose, California 95131, and at any and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the enclosed form of proxy are being first mailed to stockholders on or about July 29, 1999.

     This solicitation is made by mail on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of the solicitation will be borne by the Company. In addition, the Company has engaged the services of Corporate Investor Communications, Inc., a firm specializing in proxy solicitation, to solicit proxies and to assist in the distribution and collection of proxy material for a fee estimated at approximately $1,000, plus reimbursement of out-of-pocket expenses. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

     Only holders of record of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") as of the close of business on the record date, June 28, 1999 (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. At the close of business on the Record Date, there were approximately 13,761,147 shares of Common Stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted "FOR" the election of each nominee for director, and "FOR" the ratification of the selection of PricewaterhouseCoopers to serve as the Company's independent public accountants for the fiscal year ending March 31, 2000 (the "2000 Fiscal Year"). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

     The principal executive offices of the Company are located at 401 Charcot Avenue, San Jose, California 95131.

                     Proposal No. 1 -- Election of Directors

     Pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), all of the directors are elected at each annual meeting of stockholders. The Bylaws currently authorize a Board of Directors consisting of not less than one nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board of Directors. Currently, the number of directors has been so fixed at seven directors, and there are no vacancies with respect thereto. Each director will hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier resignation or removal.

     Stockholders may withhold authority from the proxyholders to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. If any nominee should become unavailable for election as a result of any unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

     The following seven persons have been selected by the Board of Directors as nominees for election to the Board of Directors: Messrs. Stephen W. Simons, Paul
H. Turner, John W. Jordan II, Adam E. Max, Michael R. Gaulke, George Napier and Edward T. Post. All of the nominees are incumbent directors. See "Board of Directors and Executive Officers" for the experience and background of each of the nominees.

Vote Required

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for the election of a director. Under applicable Delaware law, in tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted "FOR" the election of the seven nominees named above as directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES.

 Proposal No. 2 -- Ratification of Selection of Independent Public Accountants

     The Audit Committee has selected, and the Board of Directors has approved, PricewaterhouseCoopers as the Company's independent public accountants for the 2000 Fiscal Year, and the Board of Directors has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers has audited the Company's consolidated financial statements since 1993. Representatives of PricewaterhouseCoopers are expected to be present at the

Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Vote Required

     Stockholder ratification of the selection of PricewaterhouseCoopers as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different auditing firm at any time during the 2000 Fiscal Year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted "FOR" the proposal to ratify the selection of PricewaterhouseCoopers to serve as independent public accountants for the Company for the fiscal year ending March 31, 2000.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

     The following table sets forth certain information concerning the directors and executive officers of the Company as of July 16, 1999:

      Name          Age   Position
      ----          ---   --------

Stephen W. Simons    44   Chairman of the Board, Interim Chief Executive
                            Officer, Chief Technical Officer and Director

George Napier        46   Vice Chairman of the Board and Director

Gary Patten          38   Chief Financial Officer, Executive Vice
                            President and Secretary

Robert Bonacorsi     48   Vice President, Quality & Engineering

Edwin Medlin         42   Vice President, Marketing & Sales

K. Elaine Skloot     63   Vice President, Human Resources

Gwynne Williams      52   Vice President, Manufacturing

Paul H. Turner       40   Director

John W. Jordan, II   51   Director

Adam E. Max          40   Director

Michael R. Gaulke    53   Director

Edward T. Post       52   Director

     Mr. Simons is a co-founder of the Company and has served as a director of the Company since its inception in 1989. Mr. Simons also served as President from 1992 until November 1997, and has been Chairman of the Board of Directors since l996 and Chief Technical Officer since November 1997. Prior to founding the Company, Mr. Simons founded SIMONS, which developed suspension modifications and complete motorcycle front forks. On July 15, 1999, Mr. Simons was appointed Interim Chief Executive Officer of the Company.

     Mr. Napier has served as a director of the Company since January 1997 and as Chief Executive Officer and President of the Company since November 1997. Mr. Napier served as President and Chief Executive Officer of Meridian Sports Incorporated from May 1992 to July 1996. Between March 1983 and January 1992, Mr. Napier held various senior positions with Wilson Sporting Goods Co., including Chief Operating Officer, President of Wilson USA and President of Wilson International (subsidiaries of Wilson Sporting Goods Co.). On July 15, 1999, Mr. Napier resigned as Chief Executive Officer and President of the Company and was appointed Vice Chairman of the Board of Directors.

     Mr. Patten has served as the Chief Financial Officer, Executive Vice President and Secretary of the Company since June 1998. Between June 1997 and May 1998, Mr. Patten served as Chief Financial Officer of Powermate, The Coleman Company, and between September 1996 and June 1997, Mr. Patten served as Director of Financial Planning at The Coleman Company. Between December 1994 and September 1996, Mr. Patten served as Manager of Business Analysis and Planning at Lexmark International. Prior to December 1994, Mr. Patten served as Product Marketing Manager, Finance Manager and Senior Financial Analyst with Square D Company.

     Mr. Bonacorsi has served as Vice President, Quality & Engineering of the Company since April 1998. Between January 1998 and March 1998, Mr. Bonacorsi served as Engineering Manager of the Company. Between January 1995 and December 1997, Mr. Bonacorsi served as Director of Quality at Stabilus and between January 1990 and December 1994 as Director of Engineering at Stabilus.

     Mr. Medlin has served as the Vice President, Corporate Counsel of the Company since March 1999. Between September 1994 and October 1998, Mr. Medlin served as General Counsel and General Manager of Fox Factory, Inc., d.b.a. Fox Racing Shox. Between April 1987 and September 1994, Mr. Medlin was a partner at the law firm of Ropers, Majeski, Kohn, Bently, Wagner & Kane. On July 15, 1999, Mr. Medlin was appointed Vice President, Marketing & Sales of the Company.

     Ms. Skloot has served as the Vice President, Human Resources of the Company since April 1998. Between November 1995 and April 1998, Ms. Skloot served as Human Resources Manager of the Company. Between October 1992 and September 1995, Ms. Skloot served as Manager of Human Resources at Peripheral Land Inc.

     Mr. Williams has served as the Vice President, Manufacturing of the Company since January 1999. Between July 1991 and January 1999, Mr. Williams was employed at Arvin Ride Control Products, and served as its Vice President, Engineering and Sales between August 1994 to January 1999.

     Mr. Turner is a co-founder of the Company and has served as a director of the Company since its inception in 1989. Mr. Turner served as Vice President of Advanced Research from 1992 until July 1998. Mr. Turner became Vice President of Advanced Research in 1992, and in such capacity contributes to the Company's research and development efforts. Mr. Turner has often represented the Company at industry and public events. Prior to founding the Company, Mr. Turner worked with Honda Motor Company and founded Paul Turner Racing.

     Mr. Jordan has served as a director of the Company since March l995, and was Chairman of the Board of Directors until October l996. Mr. Jordan is a managing director of The Jordan Company LLC, a private merchant banking firm that he founded, since February 1982. Mr. Jordan is also director of AmeriKing Corporation, Apparel Ventures, Inc., Archibald Candy Corporation, Carmike Cinemas, Inc., Gear for Sports, Inc., Jordan Industries, Inc., Jordan Telecommunication Products, Inc., Motors & Gears, Inc., Welcome Home, Inc., and other private companies.

     Mr. Max has served as a director of the Company since March 1995, and was a Vice President from that time until October 1996. Mr. Max is a managing director of The Jordan Company LLC, which he joined in April 1986. Mr. Max is also a director of Archibald Candy Corporation and other private companies.

     Mr. Gaulke has served as a director of the Company since January 1997. Mr. Gaulke joined Exponent, Inc. (formerly named The Failure Group, Inc.) in September 1992, as Executive Vice President and Chief Financial Officer, and became its President in March l993. In June 1996, Mr. Gaulke was named Chief Executive Officer of Exponent, Inc., and has been a member of the board of directors of Exponent, Inc. since January 1994. From November l988 to September 1992, Mr. Gaulke served as Executive Vice President and Chief Financial Officer of Raynet Corporation, a subsidiary of Raychem Corporation.

     Mr. Post has served as a director of the Company since January 1998. Mr. Post has served as President and Chief Operating Officer of Smith Sports Optics since January 1994. Prior to such time, Mr. Post served as President of Scott USA beginning in 1989.

Committees and Meetings of the Board of Directors

     The Board of Directors held five regular meetings and acted two times by unanimous written consent during the 1999 Fiscal Year. During the 1999 Fiscal Year, each member of the Board of Directors, except for Messrs. Turner and Jordan, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member. The Company has standing Audit and Compensation Committees. The Company does not have a standing Nominating Committee.

     Audit Committee.~~The Audit Committee, which was established in January 1997, and consists of Messrs. George Napier, Michael R. Gaulke, Adam E. Max and Edward T. Post (three of whom are non-employee directors), held two meetings during the 1999 Fiscal Year. The Audit Committee has the power and authority to
(i) select the firm of independent accountants to audit the financial statements of the Company and its consolidated subsidiaries, subject to approval by the Board of Directors, (ii) discuss with such independent public accountants and with the management of the Company, the Company's financial accounting and reporting principles, policies and practices, (iii) discuss with such independent accountants, and with management of the Company and such management's staff, the adequacy of the Company's accounting, financial and operating controls, and (iv) report to the Board of Directors with respect to any and all of the foregoing, at such times and in such manner as the Board of Directors shall determine.

     Compensation Committee.~~The Compensation Committee, which was established in January l997, and consists of Messrs. Stephen W. Simons, Adam E. Max, Michael
R. Gaulke and Edward T. Post (three of whom are non-employee directors), held no meetings during the l999 Fiscal Year. The Compensation Committee has the power and authority to review and approve salary and other compensation arrangements, including annual incentive awards (but excluding the granting of stock options pursuant to the ROCKSHOX, INC. l996 Stock Plan (the "1996 Plan"), the ROCKSHOX, INC. 1998 Stock Option Plan (the "1998 Plan"), and any future plans), for officers and employees of the Company.

Compensation of the Board of Directors

     The Company currently pays each of its non-employee directors a quarterly fee of $5,000. Non-employee directors also are eligible to receive options to purchase Common Stock under the 1996 Plan and the 1998 Plan as compensation for their services as directors. Each non-employee director is reimbursed for reasonable expenses incurred to attend director and committee meetings. Messrs. Max and Jordan, both non-employee directors, are affiliated with a company that is party to a consulting arrangement with the Company. See "Certain Relationships and Related Transactions--Consulting Agreement."

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 16, 1999 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the "Principal Stockholders"), (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as such term is defined in the Summary Compensation Table under "Executive Compensation") and (iv) all directors and executive officers as a group. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and Principal Stockholders. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect of such shares, subject to community property laws where applicable. Unless otherwise indicated in the footnotes to the table, the business address of each beneficial owner is c/o ROCKSHOX, INC., 401 Charcot Avenue, San Jose, California 95131.

                                                                    Amount and Nature      Percentage of
                                                                      of Shares of          Outstanding
Name and Address of                                                   Common Stock         Common Stock
Beneficial Owner                                                   Beneficially Owned   Beneficially Owned
-------------------                                                ------------------   ------------------
Stephen W. Simons(1) ............................................      2,205,000               16.0%
George Napier(2) ................................................        137,320                  *
Gary Patten(2) ..................................................         25,000                  *
Robert Bonacorsi(2) .............................................         11,500                  *
Edwin Medlin ....................................................            150                  *
K. Elaine Skloot(2) .............................................          5,000                  *
Gwynne Williams .................................................              0                  0%
Paul H. Turner(3) ...............................................      2,202,500               16.0%
John W. Jordan, II(4) ...........................................        327,308                2.4%
Adam E. Max(5) ..................................................        210,004                1.5%
Michael R. Gaulke(2) ............................................          2,500                  *
Edward T. Post(2) ...............................................          2,500                  *
JZ Equity Partners, PLC(6) ......................................      2,100,042               15.3%
Dimensional Fund Advisors Inc.(7) ...............................        837,100                6.1%
Royce & Associates, Inc.(8) .....................................      1,141,800                8.3%
Charles M. Royce(8) .............................................      1,173,300                8.5%
Wellington Management Company, LLP(9) ...........................      1,361,000                9.9%
Wellington Trust Company, NA(10) ................................      1,120,000                8.1%
All directors and executive officers as a group (12 persons)(11).      5,128,782               36.8%

---------------

*    Less than 1%

(1) Includes (i) 2,053,312 shares held by The Simons Revocable Trust, of which Mr. Simons and Debra W. Simons, Mr. Simons' wife, are trustees, (ii) 21,688 shares held by The Simons Children Irrevocable Trust, over which Mr. Simons has no voting or investment power and (iii) 130,000 shares held by the Wanda Bobowski Fund, the voting or investment power of which is shared with Debra W. Simons. Mr. Simons disclaims beneficial ownership with respect to all shares held by The Simons Children Irrevocable Trust and by the Wanda Bobowski Fund.

(2) Represents shares with respect to which such person has the right to acquire beneficial ownership by virtue of currently exercisable stock options and options that become exercisable within 60 days of July 16, 1999.

(3) Includes 549,250 shares held by Turner Family LP, a Colorado limited partnership (the "Turner Partnership"). Mr. Turner is the sole general partner of the Turner Partnership, and a trust, the trustees of which are persons other than Mr. Turner and the beneficiaries of which are certain family members of Mr. Turner, is the sole limited partner of the Turner Partnership holding a 40% interest in the Turner Partnership. Mr. Turner disclaims beneficial ownership of the 219,700 shares representing the trust's interest in the Turner Partnership. Also includes 134,500 shares held by Bikes Aren't Bad Foundation, of which Mr. Turner is the sole director. Mr. Turner disclaims beneficial ownership of all of such shares held by Bikes Aren't Bad Foundation.

(4) Includes 327,308 shares held by the John W. Jordan Il Revocable Trust, of which Mr. Jordan is trustee. Excludes 2,100,042 shares held by JZ Equity Partners, PLC (formerly named MCIT PLC), which is advised by Jordan/Zalaznick Advisers, Inc., an entity controlled by Mr. Jordan and certain other persons (see footnote 6 below). Mr. Jordan is a managing director of The Jordan Company LLC, an entity with which Mr. Max is affiliated. The business address for Mr. Jordan is c/o Jordan Industries, Inc., 875 N. Michigan Avenue, Suite 4020, Chicago, Illinois 60611.

(5) Mr. Max is a managing director of The Jordan Company LLC, an entity with which Mr. Jordan is also affiliated. Excludes 2,100,042 shares held by JZ Equity Partners, PLC. The business address for Mr. Max is c/o The Jordan Company, 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(6) JZ Equity Partners, PLC is advised by Jordan/Zalaznick Advisers, Inc., an entity controlled by Mr. Jordan and certain other persons. The John W.
     Jordan II Revocable Trust and certain persons who have a controlling interest in Jordan/Zalaznick Advisers, Inc., are stockholders of JZ Equity Partners, PLC. See "Certain Relationships and Related Transactions." The business address for JZ Equity Partners, PLC is c/o Jordan/Zalaznick Advisors, Inc., 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(7) Pursuant to the Schedule 13G filed as of February 11, 1999 with the Securities and Exchange Commission, Dimensional Fund Advisors Inc., an investment advisor registered under the Investment Advisors Act of 1940 ("Dimensional"), furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are the "Portfolios"). In its role as an investment advisor and investment manager, Dimensional has sole voting and dispositive power with respect to the 837,100 shares. All of these shares are owned by the Portfolios and Dimensional disclaims beneficial ownership of such shares. The business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(8) Pursuant to the Schedule 13G filed as of February 10, 1999 with the Securities and Exchange Commission, Royce & Associates, Inc., a New York corporation ("Royce"), has sole voting and dispositive power with respect to 1,141,800 shares; Royce Management Company, a Connecticut general partnership ("RMC"), has sole voting and dispositive power with respect to 31,500 shares; and Charles M. Royce, who may be deemed to be a controlling person of Royce and RMC, may be deemed to beneficially own the 1,141,800 shares and 31,500 shares beneficially owned by Royce and RMC. Charles M. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of shares held by Royce and RMC. The business address for each of them is 1414 Avenue of the Americas, New York, New York 10019.

(9) Pursuant to the Schedule 13G (Amendment No. 1) filed as of February 10, 1999 with the Securities and Exchange Commission, Wellington Management Company, LLP ("WMC"), in its capacity as an investment adviser, may be deemed to beneficially own 1,361,000 shares which are held of record by clients of WMC. Of that amount, WMC has shared voting power with respect to 811,000 shares and shared dispositive power with respect to all of the shares. The business address for WMC is 75 State Street, Boston, Massachusetts 02109.

(10) Pursuant to the Schedule 13G filed as of February 11, 1999 with the Securities and Exchange Commission, Wellington Trust Company, NA, a Bank as defined in Section 3(a)(6) of the Act ("WTC"), in its capacity as an investment adviser, may be deemed to beneficially own 1,120,000 shares which are held of record by clients of WTC. Of that amount, WTC has shared voting power with respect to 570,000 shares and shared dispositive power with respect to all of the shares. The business address for WTC is 75 State Street, Boston, Massachusetts 02109.

(11) Includes 183,820 shares with respect to which all directors and executive officers have the right to acquire beneficial ownership by virtue of currently exercisable stock options and options that become exercisable within 60 days of July 16, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following summarizes various transactions between the Company and certain of its directors or executive officers or entities associated with such persons. The Company believes that each such transaction was, and that any future transaction will be, approved in accordance with the Delaware General Corporation Law.

     Registration Rights Agreement.~~Effective as of the closing of the initial public offering of the Company's Common Stock, which occurred on October 2, l996, the Company entered into a registration rights agreement (the "`Registration Rights Agreement") with, among others, certain trusts the beneficiaries and/or trustees of which include Messrs. Simons, Turner and Jordan, as well as Mr. Max (collectively, the "Insider Holders"). Pursuant to the Registration Rights Agreement and subject to certain conditions, the Insider Holders have demand registration rights to require the Company to register the number of shares requested to be so registered until such time as such shares of Common Stock (i) are effectively registered under the Securities Act of 1933, as amended (the "Securities Act"), and disposed of in accordance with a registration statement covering such shares, (ii) are saleable by the holders thereof pursuant to Rule 144(k) under the Securities Act or (iii) are distributed for resale pursuant to Rule 144 under the Securities Act ("Registrable Securities"). The Registration Rights Agreement provides that, subject to certain conditions, the Insider Holders have incidental registration rights if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock (other than a registration statement or Form S-4 or Form S-8 or any successor form thereto or filed solely in connection with an exchange offer or an offering made solely to employees of the Company) to require the Company to include in each such registration all Registrable Securities as each Insider Holder may request in accordance with the terms of the Registration Rights Agreement. In the event of any registration thereunder, the Registration Rights Agreement contains certain customary provisions relating to holdback and indemnification arrangements. The Registration Rights Agreement also provides that all reasonable fees and expenses incident to the performance thereof or compliance therewith by the Company will be borne by the Company.

     Supplier Consulting Agreement.~~Mr. Simons provides consulting services to a supplier to the Company (the "Supplier") pursuant to a consulting agreement (the "Supplier Consulting Agreement") in consideration of which the Supplier pays Mr. Simons a fee equal to 3% of the Supplier's net sales (as defined therein). The Supplier Consulting Agreement terminates on December 31, 2002; provided, that the Supplier Consulting Agreement (i) will be automatically renewed for two years, if the total of all consulting fees paid to Mr. Simons pursuant to the Supplier Consulting Agreement is less than $1,000,000 on December 31, 2002, (ii) will automatically terminate when the total of all consulting fees paid to Mr. Simons pursuant to the Supplier Consulting Agreement equals $1,700,000 and (iii) may be terminated by Mr. Simons at any time upon 30 days' written notice. During the 1999 Fiscal Year, Mr. Simons received no payments from the Supplier. The Company purchased approximately $1,853,700 of components from the Supplier in the 1999 Fiscal Year.

     Consulting Agreement.~~On March 24, 1995, the Company entered into a management consulting agreement (the "Consulting Agreement") with TJC Management Corporation ("TJCMC"), an affiliate of The Jordan Company (Mr. Jordan is a 50% stockholder of TJCMC and Mr. Max is an affiliate), pursuant to which TJCMC was retained to render consulting services to the Company. Pursuant to the Consulting Agreement, TJCMC is entitled to (i) a quarterly fee of $62,500, (ii) an investment banking and sponsorship fee of 2% of the aggregate consideration paid (including non-competition and similar payments, but net of transaction expenses) in connection with an initial public offering of Common Stock, the sale of all or substantially all of the Common Stock or substantially all of the assets of the Company to a company other than an affiliate, or the purchase by the Company of all the equity or substantially all of the assets of a company (other than an affiliate), and (iii) a financial consulting fee of l% of the amount obtained or made available pursuant to any financing. The fees payable under clauses (ii) and (iii) of the preceding sentence are payable with respect to a transaction only if TJCMC is retained to render services in connection therewith. The Consulting Agreement also provides that if TJCMC renders services outside the ordinary course of business, TJCMC is entitled to an additional amount equal to the value of such services. Also pursuant to the Consulting Agreement, TJCMC and certain of its affiliates are indemnified from certain liabilities related to services performed pursuant to the Consulting Agreement and TJCMC is entitled to reimbursement of reasonable out-of-pocket expenses. The term of the Consulting Agreement generally continues until April l, 2000. During the 1999 Fiscal Year, the total amount paid pursuant to the Consulting Agreement was $312,500 plus approximately $33,000 for reimbursement of out-of-pocket expenses.

     Noncompetition Agreements.~~Each of Stephen Simons, Debra Simons (Mr. Simons' wife) and Paul Turner has entered into a noncompetition agreement, dated March 24, 1995, pursuant to which each such person agreed, among other things, that until three years from and after the date such person ceases to be employed by the Company, he or she will not directly or indirectly (i) divert or attempt to divert from the Company any business with any customer or account with which he or she had any contact or association, which was under his or her supervision, or the identity of which was learned by him or her as a result of his or her employment with the Company, (ii) solicit any person transacting business with the Company to terminate its relationship or association with the Company, or to represent, distribute or sell services or products in competition with the services or products of the Company, or (iii) solicit any employee of the Company to leave its employ. Mrs. Simons resigned as an officer of the Company on August 1, 1995, and, therefore, the provisions of the preceding sentence terminated on August 1, 1998, with respect to Mrs. Simons.

                             EXECUTIVE COMPENSATION

     The following table sets forth, in summary form, the compensation paid by the Company during the last three completed fiscal years to its chief executive officer and the four other most highly compensated executive officers for services rendered to the Company (the "Named Executive Officers"). The information below pertains to the Company's fiscal years ended March 31.

                           Summary Compensation Table

                                                                                                   Long Term
                                                                                                  Compensation
                                                              Annual Compensation                    Awards
                                                     -------------------------------------        ------------
                                                                                                   Securities             All
                                                                                                   Underlying            Other
Name and Principal Position                          Year        Salary($)        Bonus($)         Options (#)      Compensation($)
-------------------------                            -------------------------------------         -----------      ---------------
George Napier(1)                                     1999         310,000          50,000(2)              --         145,106(3)
  Vice Chairman, former Chief Executive              1998         123,846              --            410,000           4,400
  Officer and former President                       1997              --              --                 --              --

Stephen W. Simons(l)                                 1999         250,000              --                 --              --
  Chairman, Interim Chief Executive                  1998         250,000              --                 --              52
  Officer and Chief Technical Officer                1997         250,000      $3,915,089(4)              --           3,812

Gary Patten(5)                                       1999         156,154          60,000            100,000         114,089(3)
  Chief Financial Officer, Executive                 1998              --              --                 --              --
  Vice President and Secretary                       1997              --              --                 --              --

Robert Bonacorsi                                     1999         136,346              --             30,000          12,509(3)
  Vice President, Quality &                          1998          27,692              --             20,000          65,000
  Engineering                                        1997              --              --                 --              --

Barry Tait(6)                                        1999         137,981          43,750             50,000          18,865(3)
  Former Executive Vice President,                   1998              --              --                 --              --
  Marketing & Sales                                  1997              --              --                 --              --

---------------

(l) Mr. Napier resigned as Chief Executive Officer and President of the Company and was appointed Vice Chairman of the Board effective July 15, 1999. The Company is currently negotiating the terms of this transition with Mr. Napier. Mr. Simons was elected Interim Chief Executive Officer effective upon Mr. Napier's resignation.

(2) Pursuant to Mr. Napier's employment agreement, on May 1, 1998, Mr. Napier was paid a one-time $50,000 payment in the event he was continuously employed through May 1, 1998.

(3) All Other Compensation includes the following relocation expenses paid during the 1999 Fiscal Year: Mr. Napier, $145,106; Mr. Patten, $112,870;
     Mr. Bonacorsi, $11,488 and Barry Tait, $17,953. In addition, All Other Compensation includes the following contributions made by the Company during the 1999 Fiscal Year to employee accounts under the Company's 401(k) plan: Mr. Patten, $1,219; Mr. Bonacorsi, $1,021 and Mr. Tait, $912.

(4) Includes $3,665,089 in 1997, which represents payments pursuant to an employment agreement that was terminated upon the completion of the Company's initial public offering in October 1996.

(5)  Mr. Patten's employment with the Company commenced on June 17, 1998.

(6) Mr. Tait's employment with the Company commenced on June 15, 1998. Effective July 15, 1999, Mr. Tait resigned as Executive Vice President, Marketing & Sales of the Company. Mr. Medlin was elected Vice President, Marketing & Sales effective upon Mr. Tait's resignation.

Options Grants and Exercises

     The following table sets forth certain information regarding stock options granted to and exercised by the Named Executive Officers during the 1999 Fiscal Year and the stock options held by them as of March 31, 1999.

                      Option Grants in the 1999 Fiscal Year

                                                Individual Grants
                              ----------------------------------------------------------
                                 Number of         Percent of                                  Potential Realizable Value At
                                Securities        Total Options                             Assumed Annual Rates of Stock Price
                                Underlying          Granted to   Exercise or                 Appreciation for Option Term (1)
                                 Options           Employees in   Base Price   Expiration    --------------------------------
     Name                     Granted (#)(2)      Fiscal Year(%)  ($/Sh)(4)       Date            5%($)           10%($)
    ------                    --------------      --------------  ---------    ---------        --------         --------
George Napier                          0                 --            --            --               --               --
Stephen W. Simons                      0                 --            --            --               --               --
Gary Patten                      100,000(3)            29.6%        $3.84       7/28/08         $241,496         $611,997
Robert Bonacorsi                  30,000               12.6%        $3.84       7/28/08          $72,449         $183,599
Barry Tait                        50,000               21.0%        $3.84       7/28/08         $120,748         $305,999

---------------

(1) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only as required by the Securities and Exchange Commission, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

(2) Such option was granted under the 1998 Plan (other than Mr. Patten's option, which was granted under the 1996 Plan). Each such option vests and becomes exercisable in equal 25% installments on each of July 28, 1999, 2000, 2001 and 2002. To the extent permitted under applicable law, the option granted is an "incentive stock option" for purposes of Section 422 of the Code.

(3) Mr. Patten's employment agreement provides that all of his unvested options will accelerate and become exercisable upon the occurrence of certain change in control transactions.

(4) The exercise price is equal to the fair market value of the Common Stock on the date of grant.

     The following table sets forth certain information regarding the value of unexercised options to acquire Common Stock held by the Named Executive Officers as of the end of the 1999 Fiscal Year. None of the Named Executive Officers exercised any options to acquire Common Stock in the 1999 Fiscal Year.

  Aggregated Option Exercises in the 1999 Fiscal Year and FY-End Option Values

                        Number of Securities
                             Underlying                 Value of Unexercised
                       Unexercised Options at          In-The-Money Options at
                          March 31, 1999(#)             March 31, 1999(1)($)
                    ----------------------------    ----------------------------
Name                Exercisable    Unexercisable    Exercisable    Unexercisable
-----               -----------    -------------    -----------    -------------
George Napier        133,320         266,680            $0             $0
                       4,000           6,000             0              0
Stephen W. Simons          0               0             0              0
Gary Patten                0         100,000             0              0
Robert Bonacorsi       4,000          46,000             0              0
Barry Tait                 0          50,000             0              0

---------------

(1)  The value of unexercised  in-the-money options is calculated by multiplying
     (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the Common Stock on the Nasdaq at March 31, 1999 and (ii) the option exercise price.

Employment Agreements

     On October 2, 1996, Stephen W. Simons and Paul H. Turner (the "Executives") each entered into an amended and restated employment agreement with the Company, with an initial one-year term and automatic renewal for additional one-year terms, not to exceed four one-year renewal terms in total, at the election of the Executives. Pursuant to the agreements, Messrs. Simons and Turner receive an annual salary of $250,000 and certain perquisites. In addition, the agreement provides that for each fiscal year during the term of the agreement in which the Executive has been an employee of the Company for the entire fiscal year, the Company will pay to Messrs. Simons and Turner a cash bonus in an amount not to exceed 100% and 50%, respectively, of his annual salary based upon the Board of Directors' evaluation of the performance of his individual duties, and in the case of Mr. Simons, upon the performance of the Company during such fiscal year. The Company expects to negotiate an amendment to Mr. Simons's agreement following his appointment as Interim Chief Executive Officer. Effective July 31, 1998, Mr. Turner ceased to be an executive officer of the Company and Mr. Turner's employment agreement was terminated.

     On June 17, 1998, Gary Patten entered into a three-year employment agreement with the Company. Pursuant to the agreement, Mr. Patten will serve as Executive Vice President and Chief Financial Officer of the Company and will receive an initial annual base salary of $200,000, and is eligible to participate in the Company's bonus plan and, for the Fiscal Year 1999, was guaranteed a bonus equal to the greater of $60,000 or the amount he earned under the plan during Fiscal Year 1999. In addition, the Board of Directors of the Company granted Mr. Patten an option to purchase 100,000 shares of Common Stock as described above. The agreement further provides that Mr. Patten is entitled to participate in all savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Company. If Mr. Patten is terminated by the Company after December 17, 1998 other than for death, disability, cause or resignation, he will receive (a) his base salary at the rate then in effect for a period of twelve months (such period, the "Severance Period"), (b) continuation of health benefits during the Severance Period substantially similar to those provided to him immediately prior to termination, and (c) all outstanding equity incentive awards that would have vested during the Severance Period shall immediately vest and remain exercisable for a period of ninety days following termination of his employment. For a period of one year following termination of employment, Mr. Patten will act as a non-employee consultant to the Company and will not engage in any activity competitive with the business of the Company. In consideration of such consulting and non-competition obligations, Mr. Patten will receive an annual consulting fee of $25,000.

     On November 7, 1997, Robert Bonacorsi entered into an employment agreement with the Company terminable at-will by either Mr. Bonacorsi or by the Company at any time with or without cause and with or without notice. Pursuant to the agreement, Mr. Bonacorsi will serve as Engineering Manager and will receive an initial annual base salary of $120,000, subject to review and adjustment from time to time, and is eligible for the Company's discretionary bonus award. Mr. Bonacorsi also received a one-time $50,000 relocation bonus and was reimbursed for additional expenses incurred by Mr. Bonacorsi in connection with his relocation. In addition, the Board of Directors of the Company granted Mr. Bonacorsi an option to purchase 20,000 shares of Common Stock. The agreement further provides that Mr. Bonacorsi is entitled to participate in all benefits programs available from time to time. In April 1998, Mr. Bonacorsi was promoted to the position of Vice President, Quality and Engineering of the Company.

Compensation Committee Interlocks and Insider Participation

     During the 1999 Fiscal Year, the Compensation Committee of the Board of Directors consisted of Messrs. Gaulke, Simons, Max and Post. However, pursuant to certain requirements of Rule 16b-3 under the Securities Exchange Act of l934, as amended, grants of stock options made to the Named Executive Officers in the 1999 Fiscal Year were made by all of the members of the Board of Directors. During the 1999 Fiscal Year, Mr. Simons was an officer of the Company. In addition, during the 1999 Fiscal Year, the Company engaged in certain transactions with certain of its directors and certain entities affiliated with certain of such directors. See "Certain Relationships and Related Transactions."

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. However, Mr. Napier, the former Chief Executive Officer and former President of the Company, did not and does not participate in discussions regarding his own compensation. The following is the report of the Compensation Committee to the Board of Directors describing compensation policies and rationales applicable to the Company's executive officers with respect to compensation paid to such executive officers for the 1999 Fiscal Year.

Compensation Philosophy:

     The general philosophy of the Company's compensation program is to offer executive officers competitive compensation based both on the Company's performance and on the individual's contribution and performance. The Company's compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     There are three main components in the Company's executive compensation program:

     o    Base Salary

     o    Incentive Bonus

     o    Incentives

Base Salary:

     The salaries of Messrs. Napier, Simons and Patten were fixed pursuant to the terms of their employment agreements with the Company. The salaries of the other executive officers are determined annually by the Compensation Committee with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies, generally in both the bicycle and manufacturing industries. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

Incentive Bonus:

     Annual incentive bonuses for executive officers are intended to reflect the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

Stock Incentives:

     The Company utilizes stock options as long-term incentives to reward and retain executive officers. The Board of Directors, which in the 1999 Fiscal Year had responsibility for making option grants under the 1996 Plan and the 1998 Plan, believes that stock option grants provide an incentive which focuses the executives' attention on the Company from the perspective of an owner with an equity stake in the business. Because options are typically granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, the Company's stock will provide value to the recipient only when the price of the

Company's stock increases above the exercise price, that is, only to the extent that stockholders as a whole have benefitted. Generally, stock options vest over a three to five year period and optionees must be employed by the Company at the time of vesting in order to exercise the options.

Compensation of the Chief Executive Officer and Other Executives:

     Mr. Napier's base salary is set at $300,000 per year pursuant to his employment agreement. Mr. Napier resigned as Chief Executive Officer and President of the Company on July 15, 1999. Salary increases for senior executives effected during the 1999 Fiscal Year were based on individual performance, position, tenure, leadership and competitive data in compensation surveys of comparable companies.

     Senior executives in the Company also participate in the 1996 Plan and 1998 Plan, and the Board granted such executives options to purchase shares of Common Stock during the 1999 Fiscal Year. In determining the number of shares to award to the executive officers noted above and the other executives, the Board considered several factors, including primarily the above-mentioned executive officers' and such other executives' actual and potential contributions to the Company's long-term success, and the size of awards provided to other executives holding similar position in comparable companies.

     Pursuant to their employment agreements with the Company, senior executives may receive an annual bonus as determined by the Board. In determining the amounts of such bonuses, the Board considers certain criteria, including the individual performance of each executive and the performance of the Company. The Board has determined that no bonus amounts will be paid for the 1999 Fiscal Year based upon the Company's performance.

Section 162(m) Policy:

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section l62(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company granted non-qualified stock options under the 1996 Plan to Mr. Patten. Because stockholders had approved the 1996 Plan, the grant qualifies as "performance-based compensation" under Section 162(m). The Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible on account of Section 162(m).

                             Respectfully submitted,

                               STEPHEN W. SIMONS*
                                PAUL H. TURNER*
                               JOHN W. JORDAN II*
                                  ADAM E. MAX
                               MICHAEL R. GAULKE
                                 GEORGE NAPIER
                                 EDWARD T. POST

* With respect to that portion of the report entitled "Stock Incentives" only.

     The Compensation Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

Performance Graph:

     The following line graph compares the cumulative total stockholder return for the Company's Common Stock with the NASDAQ U.S. Index and a Peer Group (as defined below) for the period commencing September 27, 1996 and ending March 31, 1999. The peer group (the "Peer Group") is composed of the following companies:
K2 Inc., Huffy Corp., Cannondale Corp., Aldila Inc. and Ride Inc.

     The graph assumes that $100 was invested on September 27, 1996, the date of the commencement of public trading of the Common Stock, and that all dividends are reinvested. Historical stock price perfor mance should not be considered indicative of future stock price performance.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

          Comparison of Cumulative Total Return Among ROCKSHOX, INC.,
   NASDAQ Stock Market-US, NASDAQ Non-Financial Index and Selected Peer Groups

                           9/27/96         3/31/97        3/31/98        3/31/99
                           -------         -------        -------        -------

NASDAQ U.S.                  100              99            150            202
Peer Group                   100              86             85             41
ROCKSHOX, INC.               100             100             51              8


     The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of beneficial ownership of the Company's Common Stock and changes in such ownership with the Securities and Exchange Commission, The Nasdaq Stock Market and the Company. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. Based solely on its review of the copies of these reports received or written representations from these reporting persons that no Forms 5 were required for such persons, the Company believes that, during the 1999 Fiscal Year, all of such filing requirements under Section 16(a) were timely met, subject to the following exceptions: A Form 3 was not timely filed on behalf of each of Mr. Bonacorsi, Mr. Medlin, Ms. Skloot, Mr. Tait and Mr. Williams.

Stockholder Proposals

     Any proposal of a stockholder intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Secretary of the Company by March 31, 2000 for inclusion in the notice of meeting and proxy statement relating to the Company's 2000 annual meeting of stockholders. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Bylaws of the Company.

     Stockholder proposals submitted to the Company for consideration at the Company's 2000 annual meeting of stockholders outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder's proposal in the Company's proxy materials) will be considered untimely if received by the Company after June 14, 2000. Accordingly, the proxy with respect to the Company's 2000 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposals received by the Company after June 14, 2000.

                                           By Order of the Board of Directors




                                           Gary Patten
                                           Executive Vice President,
                                           Chief Financial Officer and Secretary

San Jose, California
July 29, 1999